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                                                                       EXHIBIT 5



December 14, 1998



Arterial Vascular Engineering, Inc.
3576 Unocal Place
Santa Rosa, CA 95403

Ladies and Gentlemen:

I am General Counsel of Arterial Vascular Engineering, Inc. (the "Company") and am rendering this opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 308,177 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to the Company's assumption pursuant to the Agreement and Plan of Reorganization dated as of April 10, 1998 between the Company and World Medical Manufacturing Corporation ("World Medical") of the stock options formerly outstanding pursuant to the World Medical's 1996 Non-Qualified Stock Option Plan (the "Plan").

In connection with this opinion, I have examined the Agreement and Plan of Reorganization, Registration Statement and related Prospectus, the Company's Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/ Lawrence J. Fassler

Lawrence J. Fassler
General Counsel